EXHIBIT 2.6

LETTER OF INTENT

This letter of intent between:

         IA Global Inc (IAO) (a company registered in the State of Delaware, organised under the laws of the United States) and which has its registered address at 533 Airport Boulevard, Suite 400, Burlingame, CA 94010 United States of America;

         London Wall Investments Pty Ltd (LWI) (a company organised under the laws of the Australia and designated the Australian Company number 064 591 484) (or its nominee(s)) and which has its registered address at 4/39 Megalong Street Nedlands WA 6009 Australia; and

         (together THE PARTIES)

sets out the intention of the Parties relating to an investment in I-Accele Australia Pty Ltd ("I-ACCELE AUSTRALIA PTY LTD") (a company to be formed under the laws of Australia), the relationship of the Parties and how they will manage the business of I-Accele Australia.

I-ACCELE AUSTRALIA

1)  IAO and LWI will invest in I-Accele Australia as follows:

    a) IAO and LWI will each subscribe cash for AUD$100.00 in ordinary equity in I-Accele Australia in return for a 50% stake. The issue price of each fully paid share shall be AUD$0.01; AND at the same time

    b) IAO will subscribe cash for a AUD$50,000.00 redeemable note on the terms and conditions set out herein to fund the initial operating costs; AND at the same time

    c)  IAO will supply I-Accele Australia with a server computer as required;
        and

    d) IAO has an option to purchase sufficient ordinary shares in I-Accele Australia from LWI to achieve equity ownership of up to 60% of the total issued share capital of I-Accele Australia in the future, at a formula to be agreed between the parties.

2)  Rights of IAO and LWI in relation to I-Accele Australia are as follows:

    i) Each shareholder will have the right to appoint 1 Director, with a maximum of 2 Directors appointed;

    ii) Normal minority protection and US/Australian standard corporate governance issues to be addressed in the I-Accele Australia Constitution by agreement between IAO and LWI;

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    iii) I-Accele Australia's Directors will be required to declare a dividend at the end of each fiscal year or, at the election of the Directors, more frequently, of 100% of distributable profits. The Directors may reduce this level of dividend only to the extent to which there is a reasonable business case supported by all Directors to retain a proportion of profits; and

    iv) At any reasonable time, IAO will have the physical right to access the company records of I-Accele Australia for the purposes of a review. All costs of any such review will be borne by IAO.

    v) An auditor may be required to be appointed for I-Accele Australia. Costs of such to be borne by I-Accele Australia.

3)  Terms of the IAO redeemable note investment:

    a) Cash subscription by IAO for a redeemable note in I-Accele Australia issued on the terms set out below:

        i)  Subscription price is AUD$50,000.00 cash;

        ii) Unsecured but with priority to any payment by way of distributions of dividends to I-Accele Australia shareholders;

        iii) Redeemable by I-Accele Australia at any time but only from retained profits and in any case only repayable out of retained profits of I-Accele Australia; and

        iv) Redeemable by IAO at any time with written notice of 3 months, after initial non-redeemable period of 1 year, but redeemable only to the extent that I-Accele Australia has sufficient surplus assets to affect redemption.

        v) 3% per annum interest rate, with such interest accruing once I-Accele Australia's profit on a monthly basis exceeds AUD$10,000 for 3 consecutive months.

    b) Subscription by IAO to be at the same time as subscription by IAO in ordinary equity as set out in this letter of intent.

CONFIDENTIALITY

4) The Parties agree that this letter of intent is confidential and that the terms will not be disclosed to any third party without the express written consent of all Parties (such consent not to be unreasonably withheld).

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GENERAL

5) The Parties agree to use their best endeavours and do all such acts as may be necessary to achieve the investment in I-Accele Australia by IAO, and other matters contemplated by this letter of intent.

6)  Time shall be of the essence.

7) This letter of intent shall constitute the sole understanding of the Parties with respect to the subject matter and replaces all other agreements with respect thereto.

8) Notwithstanding other clauses in this letter of intent, the Parties agree that their intentions are set out in this letter of intent and that they will do all things necessary to complete and fulfil their collective and individual obligations. To the extent to which a Party believes that this letter of intent, on subsequent legal review within 6 months of the execution date, does not reflect the intentions, the other Parties agree to act in good faith to have that situation resolved and this agreement will, other than the disputed clause(s) will otherwise survive. The Parties further agree to immediately convert this letter of intent into an agreement.

9) This letter of intent may be executed in any number of counterparts (including by way of facsimile) and all such counterparts when taken together shall be deemed to constitute one and the same instrument.

Executed by the Parties on this 31 day of July 2003

Duly authorise representative          Duly authorise  representative
for IA Global Inc                      for London Wall Investments Pty Ltd

 /s/AlanMargerison                      /s/ Mark Jenkins
 -----------------                      ----------------
 Alan Margerison, CEO                   Mark Jenkins, Director


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